Exhibit 99.2

EKIMAS CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the financial statements of EKIMAS Corporation (the “Company”) and Nordicus Partners A/S, a Danish stock corporation (“Nordicus”), after entering into an agreement on February 23, 2023, to whereby the Company agreed to acquire one hundred percent of the outstanding shares of Nordicus. The notes to the unaudited pro forma condensed combined financial information describe the reclassifications and adjustments to the financial information presented.

The Company is a financial consulting company, specializing in providing Nordic companies with the best possible conditions to establish themselves on the U.S. market, taking advantage of management’s combined +90 years of experience in the corporate sector, serving in different capacities both domestically and globally.

Nordicus is an investment company focused on investments in both listed and unlisted companies in Denmark and USA.

The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that the Company would have reported had the Nordicus acquisition been completed as of the dates presented and should not be taken as a representation of the Company’s future consolidated results of operation or financial position.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the acquisition. The unaudited pro forma condensed combined financial statements also do not include any integration costs, cost overlap or estimated future transaction costs that the companies expect to incur as a result of the acquisition.

The historical financial information has been adjusted to give effect to events that are directly attributable to the Acquisition, factually supportable and expected to have a continuing impact on the results of the combined company. The adjustments that are included in the following unaudited pro forma condensed combined financial statements are described in Note 3 below, which includes the numbered notes that are marked in those financial statements.

EKIMAS CORPORATION

Unaudited Pro Forma Condensed Combined Balance Sheets

	EKIMAS Corporation as of March 31, 2022	Nordicus Partners A/S as of June 30, 2022	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current Assets:
Cash	$245,945	$3,884	$—		$249,829
Prepaid expenses	3,500	—	—		3,500
Investment in trading securities	—	5,377	—		5,377
Total Current Assets	249,445	9,261	—		258,706

Total Assets	$249,445	$9,261	$—		$258,706

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$43,422	$2,115	$—		$45,537
Accounts payable – related party	11,512	1,912	—		13,424
Total Current Liabilities	54,934	4,027	—		58,961

Total Liabilities	54,934	4,027	—		58,961

Shareholders’ Equity (Deficit):
Common stock	5,681	6,348	(3,848)	(1) (2)	8,181
Additional paid-in-capital	33,944,605	91,630	2,503,848	(1) (2)	36,540,083
Treasury stock	(30,328)	—	—		(30,328)
Accumulated deficit	(33,725,447)	(105,830)	(2,500,000)	(1)	(36,331,277)
Accumulated other comprehensive income	—	13,086	—		13,086
Total Shareholders’ Equity (Deficit)	194,511	5,234	—		199,745

Total Liabilities and Shareholders’ Deficit	$249,445	$9,261	$—		$258,706

EKIMAS CORPORATION

Unaudited Pro Forma Condensed Combined Statements of Operations

	EKIMAS Corporation for the Fiscal Year Ended March 31, 2022	Nordicus Partners A/S for the period from August 12, 2020, through June 30, 2022	Pro Forma Adjustments	Notes	Pro Forma Combined
Operating Expenses:
General and administrative	$309,171	$3,411	$—		$312,582
Acquisition expense	—	—	2,500,000	(1)	2,500,000
Total operating expenses	309,171	3,411	2,500,000		2,812,582

Loss from operations	(309,171)	(3,411)	(2,500,000)		(2,812,582)

Other Income (Expense):
Other income	22,000	—	—		22,000
Interest expense	—	(64)	—		(64)
Interest expense – related party	—	(4,569)	—		(4,569)
Unrealized loss on trading securities	—	(97,786)	—		(97,786)
Total other income (expense)	22,000	(102,419)	—		(80,419)

Net loss	$(287,171)	$(105,830)	$(2,500,000)		$(2,893,001)

Other comprehensive income:
Foreign currency translation adjustment	—	13,086	—		13,086
Comprehensive loss	$(287,171)	$(92,744)	$(2,500,000)		$(2,879,915)

Net loss per common share, basic and diluted	$(0.30)				$(0.84)

Weighted average number of common shares outstanding, basic and diluted	944,651				3,444,651

EKIMAS CORPORATION,

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma statement of operations for the periods presented, is based on the financial statements of the Company and Nordicus, after giving effect to the Company’s acquisition of Nordicus that was consummated on February 23, 2023, and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

NOTE 2 - ACQUISITION OF NORDICUS PARTNERS A/S

On February 23, 2023 (the “Closing Date”), EKIMAS Corporation (“EKIMAS”) and Nordicus Partners A/S, a Danish stock corporation (“Nordicus”), consummated the transactions contemplated by that certain Contribution Agreement (the “Contribution Agreement”) made and entered into as of February 23, 2023 by and among EKIMAS, the Sellers (as defined below) and Nordicus. Pursuant to the Contribution Agreement the Sellers contributed, transferred, assigned and conveyed to the Company all right, title and interest in and to one hundred percent (100%) of the issued and outstanding capital stock of Nordicus for an aggregate of 2,500,000 shares of the Company’s common stock, par value $0.001 per share, (such transaction, the “Business Combination”). As a result of the Business Combination, Nordicus became a 100% wholly owned subsidiary of EKIMAS Corporation.

NOTE 3 - PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the Company’s unaudited pro forma condensed combined financial information:

(1)	Adjustment to eliminate the common stock of Nordicus
(2)	Adjustment to account for the issuance of 2,500,000 shares of the Company’s common stock, at $1.00 per share, per the Contribution Agreement.